Exhibit 10.2

SUBORDINATED

LOAN AND SECURITY AGREEMENT

AMONG

THE HILLSTREET FUND, L.P.

Lender

AND

WR ACQUISITION, INC.

Borrower

Dated As of July 28, 2000

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

4.14	General Collateral Representation	20
4.15	Accounts	21
4.16	Equipment	21
4.17	ERISA	21
4.18	Undisclosed Liabilities	21
4.19	Disclosure	21
4.20	Solvency	22
4.21	Survival of Representations and Warranties	22

ARTICLE 5.

AFFIRMATIVE COVENANTS
5.1	Financial Statements	22
5.2	Conduct of Business and Maintenance of Existence	23
5.3	Maintenance of Property; Insurance	24
5.4	Liability Insurance	24
5.5	Inspection of Property; Books and Records	24
5.6	Notices	25
5.7	Environmental Laws	25
5.8	Inventory	25
5.9	Equipment	26
5.10	Collateral	26
5.11	Employee Benefit Plans	26
5.12	Further Documents	26
5.13	Life Insurance	27
5.14	Trademarks, Copyrights and Other Intellectual Property	27
5.15	Other Information	27
5.16	Board of Directors	27

ARTICLE 6.

NEGATIVE COVENANTS
6.1	Limitations on Restricted Payments	27
6.2	Limitations on Indebtedness	28
6.3	Limitation on Guarantee Obligations	29
6.4	Limitation on Fundamental Changes	29
6.5	Limitation on Dispositions of Assets	29
6.6	Limitation on Investments, Loans and Advances	29
6.7	Limitation on Payments and Modifications of Debt Instruments	30
6.8	Limitation on Creation or Acquisition of Subsidiaries	30
6.9	Corporate Documents	30
6.10	Dividends and Similar Transactions	30
6.11	Limitations on Management Fees	30

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

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6.12	Management Compensation	30
6.13	Changes Relating to Indebtedness	31

ARTICLE 7.

FINANCIAL COVENANTS
7.1	Limitations on Capital Expenditures	31
7.2	Minimum EBITDA	31
7.3	Senior Loan Agreement Covenants. Borrower shall comply with the covenants set forth in Section 3B of the Senior Loan Agreement, each of which is incorporated herein by reference	32

ARTICLE 8.

CONDITIONS PRECEDENT
8.1	Conditions Precedent to Initial Loan	32

ARTICLE 9.

EVENTS OF DEFAULT
9.1	Payments	35
9.2	Representations and Warranties	36
9.3	Covenants	36
9.4	Effectiveness of Loan Documents	36
9.5	Cross-Default to Other Indebtedness	36
9.6	Change of Control	36
9.7	Commencement of Bankruptcy or Reorganization Proceeding	36
9.8	Material Judgments	37
9.9	Remedies	37
9.10	Set-off	38
9.11	Rights Cumulative; Waiver	38

ARTICLE 10.

COLLECTION OF COLLATERAL AND NOTICE OF ASSIGNMENT
10.1	Notification of Debtors; Grant of Powers	39
10.2	Disclaimer of Liability	39

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

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ARTICLE 11.

MISCELLANEOUS
11.1	Amendments and Waivers	40
11.2	No Waiver; Cumulative Remedies	40
11.3	Notices	40
11.4	Power of Attorney	41
11.5	Successors and Assigns	41
11.6	Assignment; Participation	41
11.7	Expenses	42
11.8	Post-Closing Expenses and Collection	42
11.9	Counterparts	42
11.10	Governing Law; Jurisdiction and Venue	42
11.11	Waiver of Jury Trial	43
11.12	Other Waivers	43

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

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EXHIBITS

Exhibit A	Form of Assignment of Purchase Contract

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Mortgage

Exhibit D	Form of Warrant

Exhibit E	Form of Warrant Agreement

Exhibit F	Form of Subordinated Term Promissory Note

SCHEDULES

Schedule 1.1	Equipment Liens

Schedule 3.1	Description of Mortgaged Property

Schedule 4.1(b)	Authorized Capital Stock; Outstanding Warrants or Options

Schedule 4.1(c)	Subsidiaries; Foreign Qualifications

Schedule 4.9	Intellectual Property

Schedule 4.11	Filed Tax Returns; Tax Liens

Schedule 4.12	Environmental Matters

Schedule 4.14	UCC Filing Offices

Schedule 4.17	Employee Benefit Plans

Schedule 4.7, 6.12, 6.13	Management Compensation

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

SUBORDINATED LOAN AND SECURITY AGREEMENT

THIS SUBORDINATED LOAN AND SECURITY AGREEMENT is made as of the 28th day of July, 2000, by and between WR ACQUISITION, INC., an Ohio corporation (“Borrower”), and THE HILLSTREET FUND, L.P., a Delaware limited partnership, its permitted successors and assigns (“Lender”).

NOW, THEREFORE, in consideration of the respective undertakings stated herein, the parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions. The following capitalized terms are defined as follows:

“Account” or “Accounts” shall have the same meaning as defined in the UCC.

“Account Debtor” shall have the same meaning as defined in the UCC.

“Acquisition Transaction” means the acquisition by Borrower of all or substantially all of the assets of the Seller pursuant to the Purchase Agreement.

“Affiliate” means any Person which directly or indirectly controls, or is controlled by, or is under common control with, any Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” does not include the Lender.

“Agreement” or “this Agreement” means this Subordinated Loan and Security Agreement (including all Exhibits and Schedules annexed hereto) as originally executed, or if supplemented, amended, or restated from time to time, as so supplemented, amended, or restated.

“Assignment of Life Insurance” means a collateral assignment, on terms acceptable to Lender, of the Life Insurance.

“Assignment of Purchase Contract” means a Collateral Assignment of Purchase Contract between Borrower and Lender in the form of Exhibit A hereto, covering all of Borrower’s rights in and under the Purchase Agreement.

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

“Building” shall mean any building, structure or improvement now or hereafter located on the Mortgaged Property,

“Business Day” means any day on which commercial banking institutions are open for business in Cincinnati, Ohio, other than a Saturday, Sunday or a legal holiday.

“Capital Expenditures” means any amounts paid or incurred in connection with the purchase of plant, machinery, Equipment or similar expenditures (including any lease of any of the foregoing) which are required to be capitalized and depreciated in accordance with GAAP.

“Capital Leases” means capital leases, conditional sales contracts and other title retention documents relating to the acquisition of capital assets (as classified in accordance with GAAP).

“Capital Stock” means any and all equity interests and participations in any entity including, without limitation, corporate stock, whether common or preferred, subscription rights, warrants, convertible securities and other forms of equity interests such as partnership interests and interests in limited liability companies.

“Change of Control” means the time at which (i) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than the existing shareholders of Borrower or a group controlled by the existing shareholders of Borrower, has become the beneficial owner of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Borrower equal to at least twenty-five percent (25%), (ii) there shall be consummated any consolidation or merger of Borrower pursuant to which Borrower’s Capital Stock would be converted into cash, securities or other property, other than a merger or consolidation of Borrower in which the holders of the common stock of Borrower, or any Capital Stock convertible into common stock, immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock or any Capital Stock convertible into common stock, of the surviving corporation immediately after the merger as they had of Borrower’s common stock immediately prior to such merger, or (iii) all or substantially all of Borrower’s assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including an Affiliate or associate of Borrower) in one or a series of transactions, or (iv) Steven Runkel shall cease to perform his duties as a senior executive manager of Borrower and within ninety (90) days of such cessation a replacement senior executive manager reasonably acceptable to Lender has not been employed by Borrower.

“Closing Date” means the Business Day on which all conditions precedent specified in Article 7 hereof shall have been satisfied in full.

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of Borrower, whether now owned by Borrower or hereafter acquired or existing, and wherever located including, without limitation:

(a) the Mortgaged Property;

(b) all Accounts;

(c) all Inventory;

(d) all Equipment;

(e) all General Intangibles;

(f) all Investment Property;

(g) all Instruments and Documents;

(h) all Related Collateral;

(i) all accessions to and additions to, substitutions for, replacements, products; and

(j) products and proceeds of any and all of the foregoing.

The term “Collateral” shall also refer to any other property in which Lender is granted a Lien to secure any of the Obligations pursuant to an agreement supplemental hereto or otherwise (whether or not such agreement makes reference to this Agreement or the Obligations of Borrower hereunder).

“Compliance Certificate” means the report required by Section 5.1(e) hereof, including schedules furnished by Borrower in the form of Exhibit B hereto.

“Computation Date” means the last day of each of March, June, September and December.

“Consolidated” means, with respect to any accounting matter or amount, such matter or amount computed on a consolidated basis for Borrower and its Subsidiaries, if any, in accordance with GAAP.

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

“Contractual Obligation” means, with respect to any Person, any provision or requirement of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyrights” means all present and future copyrights, registrations therefor, reversions thereof, and renewals and extensions of copyrights in all works of authorship (including software source code and documentation) in which Borrower or a Subsidiary of Borrower has any interest.

“Default” means any of the events set forth in Article 9 which with giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Default Rate” means four percentage points (4.0%) in excess of the otherwise applicable interest rate on the Loan (but in no event more than the rate permitted by applicable law).

“ Disinterested Directors” means the members of the board of directors of Borrower other than directors owning Preferred Stock or controlled by or appointed by a Person owning Preferred Stock.

“EBITDA” means for any period, and calculated on a Consolidated Basis, without duplication, Net Income; plus (i) for such period, any interest Expense deducted in the determination of Net Income; plus (ii) any income, ad valorem, and franchise taxes paid in cash and included in the determination of Net Income; plus (iii) amortization and depreciation deducted in determining Net Income for such period.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a multiemployer plan.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement of even date herewith between Borrower and Lender.

“Environmental Laws” means all federal, state and local laws, rules, regulations, ordinances, permits, orders, writs, judgments, injunctions, decrees, determinations, awards and consent decrees relating to hazardous substances and environmental matters applicable to Borrower’s business and facilities (whether or not owned by it), including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”); the Toxic Substance Control Act; the Clean Water Act; and the Clean Air Act, all as amended from time to time; state and federal superfund and environmental cleanup programs; and U.S. Department of Transportation hazardous materials transportation regulations.

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

“Equipment” shall have the meaning as defined in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, in relation to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and is under common control within the meaning of the regulations promulgated under Section 414 of the Code.

“Event of Default” has the meaning set forth in Article 9 hereof.

“Financial Statements” has the meaning set forth in Section 4.4 hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Intangibles” shall have the meaning as defined in the UCC.

“Guarantee Obligation” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, with respect to any Indebtedness, lease or other obligation of another if the primary purpose or intent thereof in incurring the Guarantee Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, The amount of any Guarantee Obligation shall be deemed to be the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, or if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Head Office” means the head office of Lender located at 300 Main Street, Cincinnati, Ohio 45202.

“HillStreet” means The HillStreet Fund, L.P., a Delaware limited partnership.

“Indebtedness” means, without duplication all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation, (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, including but not limited to all Guarantee Obligations, endorsements, letters of credit and other secondary liabilities, and (g) obligations for deposits.

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

“Indebtedness for Borrowed Money” means (a) all liabilities for borrowed money, (i) for the deferred purchase price of property or services, and (ii) under leases which are or should be, under GAAP, recorded as Capital Leases, in each case in respect of which a Person is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such Person otherwise assures a creditor against loss, and (b) all liabilities of the type described in clause (a) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment thereof.

“Instruments and Documents” means all “instruments,” “documents,” “deposit accounts,” and “chattel paper,” as defined in Section 9-105 of the UCC, all securities, and includes (without limitation) all warehouse receipts and other documents of title, policies and certificates of insurance, checking, savings, and other bank accounts, certificates of deposit, checks, notes, drafts, bills, and acceptances, now or hereafter acquired, to the extent not included in Accounts or Investment Property.

“Intellectual Property Security Agreement” means the Security Agreement of even date herewith between Borrower and Lender.

“Intercreditor Agreement” means that Unconditional and Continuing Subordination Agreement dated as of the Closing Date among Lender and Senior Lender, in form and substance satisfactory to Lender, as amended from time to time.

“Interest Payment Dates” shall mean the last Business Day of each month.

“Inventory” shall have the meaning as defined in the UCC.

“Investment Property” means all now owned or hereafter acquired securities, financial assets, securities entitlements and investment property of Borrower, as such terms are defined in Article 9 of the UCC.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of any Financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Life Insurance” means one or more policies of life insurance and any substitute or replacement policies thereof, owned by Borrower (i) on the life of C. F. Chen in the aggregate face amount of not less than One Million and 00/100 Dollars ($1,000,000.00), (ii) on the life of Steven

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

Runkel in the aggregate face amount of not less than One Million and 00/100 Dollars ($1,000,000.00), which such policies shall be free of any policy loans and encumbrances whatsoever, except the lien in favor of the Lender hereunder.

“Loan Documents” means this Agreement, the Subordinated Note, the Security Documents, the Intercreditor Agreement, and all other documents, instruments, financing statements, certificates and other agreements executed in connection with the Loan.

“Loan Year” means each period of twelve (12) consecutive months, commencing on the Closing Date and on each anniversary thereof.

“Loan” means the term loan to be made to Borrower by Lender pursuant to Article 2 hereof.

“Material Adverse Effect” means a material adverse effect on the business, operations, property, Collateral or condition (financial or otherwise) of Borrower.

“Mortgage” means one or more real estate mortgages or deeds of trust granted from time to time by Borrower to Lender, granting a second lien to Lender to secure the Loan, substantially in the form of Exhibit C hereto, and as they may be amended or supplemented from time to time.

“Mortgaged Property” means land, Buildings, fixtures and related personal property located in the City of Akron, County of Summit, and acquired by Borrower pursuant to the Agreement of Sale dated as of April 4, 2000 between Chen & Chen Associates, an Ohio general partnership and Borrower which property is more particularly described on Exhibit A to the Mortgage.

“Net Income” means the Consolidated net income of Borrower determined in accordance with GAAP.

“Obligations” means, without limitation, the Loan and all other debts, obligations, or liabilities of every kind and description of Borrower to the Lender, now due or to become due, direct or indirect, absolute or contingent, presently existing or hereafter arising, joint or several, secured or unsecured, whether for payment or performance, regardless of how the same arise or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account including, without limitation, all loans (including any loan by renewal or extension), all overdrafts, all guarantees, all bankers acceptances, all agreements, all letters of credit issued by the Lender for Borrower and the applications relating thereto, all indebtedness of Borrower to the Lender, all undertakings to take or refrain from taking any action

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

and all indebtedness, liabilities and obligations owing from Borrower to others which the Lender may obtain by purchase, negotiation, discount, assignment or otherwise. Obligations shall also include all interest and other charges chargeable to Borrower or due from Borrower to the Lender from time to time and all costs and expenses referred to in Section 11.8.

“Permitted Liens” means the liens and interests in favor of the Lender granted in connection herewith and

(a) liens under the Senior Loan Documents in an amount not to exceed $2,830,000.00 in the aggregate;

(b) liens against Borrower to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(c) deposits or pledges made by Borrower in connection with, or to secure payment of workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(d) liens against Borrower on properties other than the real property Collateral in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties of Borrower in existence less than ninety (90) days from the date of creation thereof in respect of obligations not overdue;

(f) encumbrances on real estate of Borrower consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which Borrower is a party, and other minor liens or encumbrances none of which in the opinion of Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of Borrower, which defects do not individually or in the aggregate have a Materially Adverse Effect;

(g) liens and encumbrances on the real property Collateral of Borrower as and to the extent permitted by the mortgage applicable thereto;

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” means the 9% Series A Convertible Preferred Stock of Borrower in an aggregate amount of $1,300,000.00 issued to and owned by Development Capital Ventures, L.P.

“Principal Office” means the principal office of Borrower at 662 Wolf Ledges Parkway, Akron, Ohio.

“Principal Payment Dates” shall mean the last day of each February, May, August and November, beginning August 31, 2006.

“Purchase Agreement” means the Asset Purchase Agreement dated as of April 4, 2000 by and between Borrower, Seller and the Stockholders named therein amended, restated or otherwise modified from time to time.

“Real Estate” means all real property owned by Borrower and all real property hereafter acquired by Borrower, together with all fixtures, rights of way, privileges, liberties, tenements, hereditaments, and appurtenances belonging or in any way appertaining thereto, all easements now or hereafter benefitting such real property and all royalties and rights appertaining to the use and enjoyment of such real property, together with all of the Buildings, structures, and other improvements thereto.

“Related Collateral” means all goodwill of Borrower; cash; deposit accounts; claims under insurance policies (whether or not proceeds of other Collateral); rights of set off; rights under judgments; tort claims and choses in action; computer programs and software, books and records (including, without limitation, all electronically recorded data); contract rights; and all contracts and agreements to or of which they are parties or beneficiaries, whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or belonging to Borrower.

“Requirements of Law” means, with respect to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

“Reference Period” means, with respect to any particular Computation Date, the period of four (4) consecutive fiscal quarters of Borrower ending on such Computation Date. The fiscal quarters of Borrower end on the last day of March, June, September and December.

“Responsible Officer” means any authorized officer of Borrower.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any Subsidiary now or hereafter outstanding other than dividends on Preferred Stock; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any Subsidiary now or hereafter outstanding other than redemption of the Preferred Stock subsequent to (i) repayment of all the Obligations and (ii) the seventh anniversary of the issuance of the Preferred Stock; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any indebtedness other than the Senior Debt and the Preferred Stock; provided, however, that (i) payments of principal with respect to the Senior Debt in any twelve month period shall not exceed $400,000 except to provide for the last payment of principal on the Term Loan A (as such term is defined in the Senior Loan Agreement) and (ii) payment of dividends with respect to the Preferred Stock shall accrue but not be payable during the first and second Loan Year and thereafter at the discretion of the Disinterested Directors; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, other than the Warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any Subsidiary now or hereafter outstanding.

“Security Documents” means all of the documents and instruments evidencing the collateral security of the Lender, including without limitation, all UCC Financing Statements with respect to the Collateral, the Mortgage, the Intellectual Property Security Agreement, the Environmental Indemnity Agreement, the Assignment of Life Insurance and the Assignment of Purchase Contract.

“Seller” means Qua Tech, Inc., an Ohio corporation.

“Senior Debt” means that portion of the principal amount owing to the Senior Lender under the Senior Loan Documents from time to time, together with all interest, fees and other amounts payable on or with respect thereto, not to exceed Two Million Three Hundred Thousand and 00/100 Dollars ($2,300,000.00) in the aggregate, and any refinance, replacement, amendment or modification thereof in accordance with the Intercreditor Agreement.

“Senior Lender” means National City Bank, a national banking association having a banking office at 1 Cascade Plaza, Akron, Ohio 44308.

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

“Senior Loan Agreement” means that certain Credit Agreement of even date herewith among Borrower and Senior Lender, as the same may be amended, supplemented, replaced or refinanced from time to time in compliance with terms of the Intercreditor Agreement.

“Senior Loan Documents” means the Senior Loan Agreement, and all other documents which create, evidence or secure the Senior Debt from time to time as any of the same may be amended, supplemented, replaced or refinanced from time to time in compliance with the terms of the Intercreditor Agreement.

“Senior Loans” means the loans made to Borrower pursuant to the terms of the Senior Loan Agreement.

“Shareholders Agreement” means the Shareholders Agreement dated July 28, 2000 by and among Borrower and the Shareholders of Borrower named therein.

“Subordinated Note” means the Subordinated Term Promissory Subordinated Note referred to in Section 2.2 hereof to evidence the Loan.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity are at the time owned, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to any Subsidiary or all Subsidiaries of Borrower (including Borrower), whether now in existence or hereafter organized.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code in each case in effect in the jurisdiction where the Collateral is located.

“UCC Financing Statements” mean the UCC financing statements naming Borrower as debtor, and Lender as secured party or creditor, which UCC financing statements describe all or some portion of the Collateral and which together perfect Lender’s security interest in the Collateral.

“Warrant” or “Warrants” means one or more of the warrants in substantially the form as of Exhibit D, to be issued by Borrower to HillStreet pursuant to the Warrant Agreement.

“Warrant Agreement” means the warrant agreement dated as of the Closing Date between Borrower and HillStreet in substantially the form as Exhibit E.

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

Section 1.2 Rules of Construction.

(a) Use of Capitalized Terms. For purposes of this Agreement, unless the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings herein assigned to them, and such definitions shall be applicable to both singular and plural forms of such terms. In addition, all terms defined in the Uniform Commercial Code shall have the meanings given therein unless otherwise defined herein.

(b) Construction. All references in this Agreement to the single number and neuter gender shall be deemed to mean and include the plural number and all genders, and vice versa, unless the context shall otherwise require.

(c) Headings. The underlined headings contained herein are for convenience only and shall not affect the interpretation of this Agreement.

(d) Entire Agreement. This Agreement and the other Loan Documents shall constitute the entire agreement of the parties with respect to the subject matter hereof.

(e) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f) Governing Law. This Agreement and the Subordinated Note and the rights and obligations of the parties under this Agreement and the Subordinated Note shall be governed by, and construed and interpreted in accordance with, the law of the State of Ohio.

(g) Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Loan Agreement shall be construed in accordance with GAAP.

ARTICLE 2.

LOAN TERMS AND AMOUNTS

Section 2.1 Loan Commitment. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make a term loan to Borrower in the amount of Three Million and 00/100 Dollars ($3,000,000.00) (the “Loan”).

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.

Section 2.2 Promissory Subordinated Note. The absolute and unconditional obligation of the Borrower to repay to Lender the principal of the Loan and the interest thereon shall be evidenced by a subordinated term promissory note executed by the Borrower in substantially the form of Exhibit F (the “Subordinated Note”). The Subordinated Note shall include the following terms:

(a) Term. The Subordinated Note shall be dated as of the Closing Date and shall mature and be due and payable in full on July 31, 2007.

(b) Interest Rate. Except as provided in Section 2.4 hereof, the Subordinated Note shall bear interest (computed on the basis of the actual number of days elapsed over a 360-day year) on the daily outstanding principal balance thereunder at a rate per annum equal to fifteen percent (15%).

(c) Interest Payment Dates. Interest on the Subordinated Note shall be payable in arrears monthly on each Interest Payment Date commencing August 30, 2000, and ending on the date the Loan is due (whether by maturity, acceleration or otherwise).

(d) Principal Payments. Prior to August 31, 2005, provided that Lender has not accelerated the Loan pursuant to Section 9.9 hereof, Borrower shall not be obligated to make any payment of principal on the Loan. Beginning August 31, 2005, quarterly installments of principal on the Subordinated Note shall be payable on each Principal Payment Date in an amount equal to Three Hundred Sixty Two Thousand Five Hundred and 00/100 Dollars ($375,000.00), and on the date the Loan is due (whether by maturity, acceleration or otherwise), in an amount sufficient to pay in full the entire unpaid principal and accrued interest.

Section 2.3 Fees.

(a) Closing Fees. At Closing, the Lender shall receive its closing fee in the amount of One Hundred Thirty-Five Thousand and 00/100 Dollars ($135,000.00) less any deposits made by Borrower, payable in immediately available funds or as Lender otherwise directs.

(b) Other Fees. The Borrower shall, promptly upon request, reimburse the Lender for all reasonable loan administration, travel and related out-of-pocket expenses, including reasonable attorney fees and expenses for the term of the Loan and the equity participation of Lender contemplated hereunder.

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Section 2.4 Interest on Overdue Payments; Default Rate. If any payment of interest or principal is not paid when due, or upon the occurrence of an Event of Default, the Lender, at its option, may charge and collect from the Borrower interest at the Default Rate.

Section 2.5 Prepayments.

(a) Permitted Prepayments - Prepayment from Life Insurance. In the event Borrower receives proceeds from payment of the Life Insurance, the proceeds shall be applied in the manner set forth in Section 2.7 hereof.

(b) Optional Prepayment. Except as provided for in Section 2.5(c) hereto, Borrower shall have no right to prepay the Loan during the first three Loan Years. If Borrower shall prepay the Loan in whole or in part after the third Loan Year, Borrower shall pay to Lender, as liquidated damages and compensation for the costs of being prepared to make funds available to Borrower under this Agreement, and not as a penalty, an amount determined by multiplying (x) the amount of the prepayment times (y) (i) five percent (5%) if such prepayment occurs during the fourth Loan Year, four percent (4%) if such prepayment occurs during the fifth Loan Year, and three percent (3%) if such prepayment occurs during the sixth Loan Year (the “Prepayment Fee”) (a prepayment in the seventh Loan Year may be made without premium or penalty); provided, however, that if such prepayment occurs as a result of any event described in Section 2.5(a) or 2.5(c) hereof, no Prepayment Fee shall be required.

(c) Notwithstanding the provisions of Section 2.5(b) above, Borrower shall have the right to prepay the Loan at any time, without a Prepayment Fee, in connection with (i) any consolidation or merger of Borrower pursuant to which Borrower’s Capital Stock would be converted into cash, securities or other property, other than a merger or consolidation of Borrower in which the holders of the common stock of Borrower, or any Capital Stock convertible into common stock, immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock or any Capital Stock convertible into common stock, of the surviving corporation immediately after the merger as they had of Borrower’s common stock immediately prior to such merger, or (ii) the sale, lease, conveyance or other disposition of all or substantially all of Borrower’s assets as an entirety or substantially as an entirety, to any Person, other than an Affiliate or associate of Borrower, in one or a series of transactions.

Section 2.6 Time and Place of Payments. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, each payment payable by the Borrower to the Lender under this Agreement or any of the other Loan Documents, shall be made directly to the

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Lender, at Lender’s Head Office, not later than 12:00 p.m. local time, on the due date of each such payment in immediately available and freely transferable funds.

Section 2.7 Application of Funds. Unless otherwise provided in this Article 2, the funds received by the Lender shall be applied toward the Obligations as follows:

(a) First, to the payment of all fees, charges and other sums (with the exception of principal and interest) due and payable to the Lender under the Subordinated Note, this Agreement or the other Loan Documents at such time including, without limitation, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Lender in or incidental to the collection of the Obligations hereunder or the exercise, protection, or enforcement by the Lender of all or any of the rights, remedies, powers and privileges of the Lender under this Agreement, the Subordinated Note, or any of the other Loan Documents and in and towards the provision of adequate indemnity to the Lender against all taxes or Liens which by law shall have, or may have priority over the rights of the Lender in and to such funds;

(b) Second, to the payment of the interest that is due and payable on the principal of the Subordinated Note at the time of such payment;

(c) Third, to the payment of principal then due on the Subordinated Note; and

(d) Fourth, the surplus remaining (if any) to the Borrower or such other Person or Persons as may be determined by Borrower or any court of competent jurisdiction.

Section 2.8 Use of Proceeds. Borrower represents, warrants and covenants to the Lender that all proceeds of the Loan shall be used by the Borrower to finance in part the Acquisition Transaction and the reasonable costs related thereto.

Section 2.9 Payments to be Free of Deductions. Each payment payable by the Borrower to the Lender under this Agreement, the Subordinated Note, or any of the other Loan Documents shall be made in accordance with Section 2.6 hereof, without set-off or counterclaim and free and clear of and without any deduction of any kind for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any political subdivision or any taxing or other authority therein, unless the Borrower is compelled by law to make any such deduction or withholding.

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ARTICLE 3.

SECURITY INTERESTS

Section 3.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations, the Borrower hereby grants to the Lender a continuing security interest in and assigns to the Lender all of the Collateral. To secure further such liabilities and Obligations, Borrower has granted to Lender a lien upon the real property described on Schedule 3.1, by executing and delivering to Lender a Mortgage subject only to the prior liens in favor of the Senior Lender as provided herein and in the Intercreditor Agreement. The Collateral shall also include the property and rights subject to the Assignment of Life Insurance with respect to the Life Insurance in a form reasonably satisfactory to the Lender.

Section 3.2 Additional Collateral. Subject to the prior Liens of Senior Lender, immediately upon Borrower’s receipt of that portion of the Collateral which is evidenced or secured by an agreement, letter of credit, instrument and/or documents including, without limitation, promissory notes, documents of title, warehouse receipts and trade acceptances (the “Additional Collateral”), Borrower shall deliver the original thereof to Lender, together with appropriate endorsements, the documents required to draw thereunder (as may be relevant to letters of credit) and/or other specific evidence (in form and substance acceptable to Lender) of assignment thereof to Lender.

Section 3.3 Additional Security for the Loan. As additional collateral security for the Obligations, Borrower shall deliver to Lender the Intellectual Property Security Agreement, and any other instrument required to perfect a security interest in any of the Collateral, which Agreements constitute part of the Security Documents hereunder.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, Borrower hereby represents and warrants to the Lender on the date hereof that:

Section 4.1 Organization, Authority and Qualification.

(a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. The execution,

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delivery and performance of this Agreement and the Subordinated Note have been duly authorized by all necessary company actions; there is no prohibition, either in law, in its charter documents, operating agreement, or bylaws, if any, or in any order, writ, injunction or decree of any court or arbitrator presently in effect having applicability to Borrower which in any way prohibits or would be violated by the execution and performance of this Agreement and the Subordinated Note in any respect; this Agreement and the Subordinated Note are and will be valid, binding and enforceable obligations of the Borrower; and the Borrower has adequate power and authority and has full legal right to enter into this Agreement and each of the other Loan Documents, and to perform, observe and comply with all of its agreements and obligations under each of such documents, including, without limitation the borrowings contemplated hereby. Borrower is, and will be after giving effect to the Acquisition Transaction, duly qualified or licensed and in good standing and duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualification or licensing necessary and in which the failure to be so qualified would have a materially adverse effect on the conduct of the business of Borrower.

(b) The authorized Capital Stock of Borrower is as set forth on Schedule 4.1(b) hereto. Except for the Warrants, or as described on Schedule 4.1(b) hereto, there are no outstanding options, rights or warrants issued by Borrower for the acquisition of the Capital Stock of Borrower, nor any outstanding securities or obligations convertible into Capital Stock.

(c) Borrower has no Subsidiaries except as set forth on Schedule 4.1(c) hereto. The Capital Stock of each Subsidiary is owned by Borrower free and clear of all Liens other than securities laws restrictions, the pledge pursuant to the Senior Loan Documents and those in favor of Lender. Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the state of its incorporation, and (ii) has full corporate power and authority and full legal right to own or to hold under lease its Property and to carry on its business. Each Subsidiary is qualified and licensed in each jurisdiction wherein the character of the Property owned or held under lease by it, or the nature of its business makes such qualification necessary or advisable. Each Subsidiary is currently qualified in good standing as a foreign corporation in each jurisdiction set forth on Schedule 4.1(c).

(d) Borrower does not own or hold of record (whether directly or indirectly) any shares of any class in the capital of any corporation, nor does Borrower own or hold (whether directly or indirectly) any legal and/or beneficial equity interest in any partnership, business trust or joint venture or in any other unincorporated trade or business enterprise.

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Section 4.2 No Legal Bar. The execution, delivery and performance of this Agreement, the Subordinated Note and the other Loan Documents and the consummation of the transactions contemplated thereby, will not in any material respect violate any Requirements of Law or any Contractual Obligation of Borrower.

Section 4.3 No Litigation. No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or threatened by or against Borrower or against any of its properties or revenues, existing or future, (a) with respect to this Agreement, the Subordinated Note, any of the other Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, would have a Material Adverse Effect.

Section 4.4 Financial Condition. Attached to Schedule 4.4 are complete and correct copies of (i) the balance sheets of the Seller as of December 31, 1999 and 1998 and the related statements of operations, retained earnings and cash flows for the two-year period ended December 31, 1999, together with the related notes and schedules (the “Year-End Financial Statements”), (ii) the balance sheet of the Seller as of February 29, 2000, together with any related statements and notes, and (iii) the balance sheet and income statement of the Seller as of June 30, 2000, together with any related statements and notes (the “Interim Financial Statements”). The Year-End Financial Statements and the Interim Financial Statements are herein collectively called the “Financial Statements”. The Financial Statements have been prepared from the books and records of the Seller in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved (“GAAP”) (except as disclosed therein or on Schedule 4.4 hereto), and present fairly in all material respects the financial position and results of operations of the Seller as of the dates of such statements and for the periods covered thereby. The books of account of the Seller have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Seller have been properly recorded therein in all material respects.

Section 4.5 No Change. There has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.6 No Default. Borrower is not in default under or with respect to any of its Contractual Obligations, except where the default would not have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.7 Conditions Precedent. Prior to the funding of the initial Loan to Borrower under this Agreement, all conditions precedent listed in Article 8 hereof will have been satisfied.

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Section 4.8 Ownership of Property; Liens. Borrower has good and marketable title to all its property as listed on the Financial Statements or acquired pursuant to the Purchase Agreement, and none of such property is subject to any Lien except Permitted Liens.

Section 4.9 Intellectual Property. Borrower possess all licenses, patents, permits, trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its businesses as currently conducted, taking into consideration consummation of the Acquisition Transaction, and all such licenses, patents, permits, trademarks, trade names, and copyrights are listed on Schedule 4.9 attached hereto and made a part hereof. Except as set forth on Schedule 4.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such property or rights or the validity or effectiveness of any such property or rights, nor is there any known basis for any such claim. Except as set forth on Schedule 4.9, the use of such property and rights by the Borrower does not infringe on the rights of any Person.

Section 4.10 Compliance with Laws. Borrower is in compliance with all Requirements of Law, including all Environmental Laws applicable to it, except, in each case, where the failure to comply would not have a Material Adverse Effect.

Section 4.11 Taxes. With respect to Borrower and any Subsidiary, except as set forth on Schedule 4.11, Borrower has filed or caused to be filed all tax returns which are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its properties and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.12 Environmental Matters. Except as set forth on Schedule 4.12 hereto, to the Borrower’s knowledge, Borrower is in compliance with, and has no liability to any Person in respect of, all Environmental Laws except for such non-compliance or liabilities that would not have a Material Adverse Effect.

Section 4.13 Place of Business. The Borrower maintains places of business and owns Collateral only at the Principal Office. Borrower maintains its books of account and records, including all records concerning the Collateral, only at the Principal Offices.

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Section 4.14 General Collateral Representation. Subject in each case, to the liens of the Senior Lender:

(a) The Borrower is the sole owner of and has good and marketable title to the Collateral, free from all Liens, other than the Permitted Liens, and has full right and power to grant the Lender a security interest therein. All information which has been furnished to the Lender concerning the Collateral was complete, accurate and correct in all material respects when furnished, and all information which may be furnished to the Lender in the future concerning the Collateral will be complete, accurate and correct in all material respects when furnished.

(b) No security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed (i) by Borrower in favor of Senior Lender pursuant to the Senior Loan Agreement, (ii) by Borrower in favor of Lender pursuant to this Agreement, or (iii) in respect of the items of Collateral subject to the Permitted Liens.

(c) The provisions of this Agreement are sufficient to create in favor of the Lender, as of the Closing Date, a valid and continuing lien on, and security interest in, the types of the Collateral hereunder in which a security interest may be created under Article 9 of the UCC. Financing Statements on Form UCC-1 have been duly executed on behalf of Borrower and the description of such Collateral set forth therein is sufficient to perfect security interests in such Collateral in which a security interest may be perfected by the filing of Financing Statements under the UCC. When such Financing Statements are duly filed in the filing offices listed on Schedule 4.14 hereto, and the requisite filing fees are paid, such filings will be sufficient to perfect security interests in such of the Collateral described in the Financing Statements as can be perfected by filing, which perfected security interests will be prior to all other Liens in favor of others and rights of others (except for Permitted Liens), and as against any owner of real estate where any of the Equipment is located and as against any purchaser of such real property and any present or future creditor obtaining a Lien on such real estate. All action necessary to protect and perfect a security interest in each item of the Collateral has been or will be duly taken, or in the case of Equipment covered by certificates of title will be taken within ninety (90) days of the Closing Date.

(d) Upon delivery to Lender and the filing with the U.S. Patent and Trademark Office of the Assignment of Trademarks and delivery to the Lender and the payment of the requisite filing fees, the Lender shall have a perfected security interest in the intellectual property listed on Schedule 4.10 and the other Collateral of a type described in such assignments, which perfected security interest will be prior to all other Liens in favor of others.

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Section 4.15 Accounts. As to each and every Account of Borrower, Borrower has full right and power to grant the Lender a security interest therein and the security interest granted in such Account to the Lender in Article 3 hereof, when perfected, will be a valid second security interest, subordinate only to Permitted Liens, the liens granted under the Senior Loan Documents, which will inure to the benefit of the Lender without further action, subject to Permitted Liens and the provisions of Section 4.14(c) hereof.

Section 4.16 Equipment. All Equipment is located at Borrower’s Principal Offices. No Equipment is now stored with a bailee, warehouseman or similar party. All Equipment necessary for the conduct of Borrower’s business or reflected on the Financial Statements is currently usable or currently saleable in the normal course of Borrower’s business.

Section 4.17 ER1SA. Schedule 4.17 contains a list of all Employee Benefit Plans maintained by Borrower. Borrower and its ERISA Affiliates are in compliance with any applicable provisions of ERISA and the regulations thereunder, and the Code, with respect to all such Employee Benefit Plans.

Section 4.18 Undisclosed Liabilities. Borrower has no material obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, except (a) liabilities reflected on the Financial Statements; (b) liabilities incurred in the ordinary course of business (none of which are liabilities for breach of contract, breach of warranty, torts, infringements, claims or lawsuits); (c) liabilities or obligations disclosed in the Schedules hereto; and (d) liabilities or obligations incurred pursuant to the Loan Documents, the Purchase Agreement and the agreements, documents and instruments contemplated thereby and the Senior Loan Agreement and the other Senior Loan Documents.

Section 4.19 Disclosure.

(a) All factual information furnished by or on behalf of Borrower in writing to Lender on or before the Closing Date (including all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and complete in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omits to state any material fact, it being understood and agreed that for purposes of this clause (a), such factual information shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the factual information referred to in clause (a) above (including the pro forma consolidated financial

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statements delivered hereunder) were or are based on good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results.

Section 4.20 Solvency. Borrower is solvent and will continue to be solvent after consummation of the Acquisition Transaction, and creation of the Obligations hereunder and under the Senior Loan Documents, the security interests of Lender and Senior Lender and the other transactions contemplated hereby and by the Senior Loan Documents. Borrower is able to pay its debts as they mature and has sufficient capital to carry on its business.

Section 4.21 Survival of Representations and Warranties. The foregoing representations and warranties are made by the Borrower with the knowledge and intention that the Lender will rely thereon, and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

ARTICLE 5.

AFFIRMATIVE COVENANTS

So long as the Subordinated Note remains outstanding and unpaid or any other Obligation is owing to the Lender, the Borrower agree as follows:

Section 5.1 Financial Statements.

(a) Year End Report. (i) As soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower. Borrower shall deliver to the Lender copies of the Consolidated audited financial statements of Borrower and any Subsidiary, including the balance sheets, as at the end of such year and the related statements of income, cash flow and retained earnings for such year, in each case containing in comparative form the figures for the previous year. The Consolidated audited financial statements of Borrower shall be accompanied by an audit opinion of independent certified public accountants of nationally or regionally recognized standing, stating that such financial statements fairly present the respective financial positions of Borrower and any Subsidiary and the results of operations and changes in cash flows for the fiscal year then ended in conformity with GAAP, and (ii) as soon as available, but in any event thirty (30) days prior to the last day of each fiscal year of Borrower, Borrower shall deliver Consolidated and consolidating

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financial projections and a management-prepared budget for Borrower prepared on a monthly basis for the next year.

(b) Quarterly Reports. As soon as available, but in any event not later than thirty (30) days after the end of each quarter, the Borrower shall deliver to the Lender copies of the Consolidated balance sheets of Borrower and any Subsidiary as of the end of such quarter and the related unaudited statements of income, cash flow and retained earnings for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Borrower and prepared in accordance with GAAP applied on a basis consistent with the preceding years’ statements (subject to normal year-end audit adjustments).

(c) Monthly Reports. As soon as available, but in any event not later than fifteen (15) days after the end of each month, the Borrower shall deliver to the Lender copses of the Consolidated balance sheets of Borrower and any Subsidiary as of the end of such month and the related unaudited statements of income, cash flow and retained earnings for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Borrower and prepared in accordance with GAAP applied on a basis consistent with the preceding years’ statements (subject to normal year-end audit adjustments).

(d) Reports to Management. Simultaneously with the delivery of the financial statements described in Sections 5.1(a), 5.1(b) and 5.1(c), the Borrower shall also deliver to Lender copies of reports to management and management letters prepared by the accountants to the Borrower, each certified as true and correct by a Responsible Officer.

(e) Compliance Certificates. Simultaneously with the delivery of the financial statements described in Section 5.1(b), the Borrower shall furnish to the Lender a Compliance Certificate executed by a Responsible Officer of Borrower (i) setting forth in reasonable detail the calculations supporting and used to determine Borrower’s compliance with the financial covenants contained in Article 7 hereof, along with supporting schedules; and (ii) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except as specified in such Compliance Certificate.

(f) Borrower shall promptly furnish to Lender copies of all material reports and notices delivered to Senior Lender pursuant to the Senior Loan Documents or to the shareholders of Borrower pursuant to the Shareholders Agreement.

Section 5.2 Conduct of Business and Maintenance of Existence. Borrower shall continue to engage in business of the same general type in all material respects as now conducted by it and

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preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary for the normal conduct of its business. Borrower shall comply with all Contractual Obligations and Requirements of Law.

Section 5.3 Maintenance of Property; Insurance. Borrower shall keep all property useful and necessary in its business in good working order and condition; maintain all workers’ compensation insurance required by law; maintain with financially sound and reputable insurance companies insurance on all of its real and personal property in amounts consistent with past practices of Borrower (in amounts sufficient to insure one hundred percent (100%) of the actual replacement costs thereof) (subject to normal deductibles and/or self-insured retentions in amounts not in excess of the amounts in place as of the date of this Agreement) and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, or, in case of an Event of Default, as the Lender may reasonably specify from time to time, that Lender may reasonably request from time to time, and furnish to the Lender, promptly after written request, any information as to the insurance carried, If Borrower fails to do so, the Lender may obtain such insurance and charge the cost thereof to the Borrower’s account and add it to the Obligations. The Borrower agrees that, if any loss should occur, the proceeds of all such insurance policies may be applied to the payment of all or any part of the Obligations, as the Lender may direct. Lender shall be named an additional named insured, lender loss payee and mortgagee on such insurance policies, as the case may be, to the extent that such policies insure the Collateral, In the event of any casualty for which the proceeds of insurance are less than Twenty Five Thousand and 00/100 Dollars ($25,000.00), however, the Borrower shall be entitled to retain such proceeds for the purpose of repairing or replacing the insured property, provided that the Borrower promptly execute and deliver to the Lender such documents, instruments, financing statements or other agreements as may be necessary to perfect the security interest of the Lender in all such property. All policies shall provide for at least thirty (30) days’ written notice of cancellation to the Lender, except premium nonpayment cancellation which shall be ten (10) days’ written notice.

Section 5.4 Liability Insurance. Borrower shall, at all times, maintain in full force and effect such liability insurance with respect to its activities and other insurance as may be reasonably required by the Lender, such insurance to be provided by insurer(s) reasonably acceptable to the Lender; and, if requested by the Lender, such insurance shall name the Lender as an additional insured.

Section 5.5 Inspection of Property; Books and Records. Borrower shall maintain in all material respects complete and accurate books of accounts and records in which full, true and correct entries in conformity with GAAP and all Requirements of Law in all material respects shall be made of all dealings and transactions in relation to the Collateral and the operations of the Borrower; and grant to the Lender, or its representatives, full and complete access to the Collateral and all books of account, records, correspondence and other papers relating to the Collateral during normal

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business hours and Borrower grant to Lender the right to inspect, examine, verify and make abstracts from the copies of such books of account, records, correspondence and other papers, and to investigate during normal business hours such other records, activities and business of the Borrower as they may deem reasonably necessary or appropriate at the time.

Section 5.6 Notices. Borrower shall promptly give notice to the Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation relating to any Indebtedness of Borrower, and any (ii) litigation, Investigation or proceeding which may exist at any time between Borrower and any governmental authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) the commencement, existence or written threat of any action or proceeding by or before any governmental or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, against or affecting Borrower, which action or proceeding, as the case may be, would reasonably be expected to have a Material Adverse Effect; and

(d) any change in the business, operations, property, condition (financial or otherwise) of Borrower which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower propose to take with respect thereto.

Section 5.7 Environmental Laws. Borrower shall comply in all material respects with all Environmental Laws and obtain and comply with and maintain in all material respects any and all licenses, approvals, registrations or permits required by any Environmental Law.

Section 5.8 Inventory. With respect to the Inventory, Borrower shall:

(a) sell or dispose of the Inventory only to buyers in the ordinary course of business and consistent with past practices of Seller (which may include disposing of obsolete inventory or Inventory of de minimus value in the ordinary course of business and in accordance with past practices of such Borrower); and

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(b) promptly notify the Lender of any change in location of any of the Inventory and, prior to any such change, execute and deliver to the Lender such UCC financing statements satisfactory to the Lender as the Lender may request.

Section 5.9 Equipment. Borrower shall:

(a) keep and maintain the Equipment in good operating condition and repair, excluding normal wear and tear, and shall make all necessary replacements thereof so that the value, utility and operating efficiency thereof shall at all times be maintained and preserved in materially the same condition as on the Closing Date, except to the extent items of Equipment become obsolete in the ordinary course of business, and not permit any such items to become a fixture to real estate or accession to other personal property; and

(b) upon an Event of Default or as reasonably requested by Lender, immediately on demand thereof by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment (including, without limitation, certificates of title and applications for the title).

Section 5.10 Collateral. Borrower shall maintain the Collateral, as the same is constituted from time to time, free and clear of all Liens, except Permitted Liens, and defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein and pay all costs and expenses (including reasonable attorney’s fees) incurred in connection with such defense.

Section 5.11 Employee Benefit Plans. Borrower will and will cause each of its ERISA Affiliates to (a) comply in all material respects with all requirements imposed by ERISA and the Code applicable from time to time to any Employee Benefit Plans of Borrower or any ERISA Affiliates; (b) make full payment when due of all amounts which under the provisions of such Employee Benefit Plans or under applicable law, are required to be paid as contributions thereto; (c) file on a timely basis all reports, notices and other filings required by any governmental agency with respect to any such Employee Benefit Plans; (d) furnish to all participants, beneficiaries, and employees under any such Employee Benefit Plan, within the periods prescribed by law, all reports, notices and other information to which they are entitled under applicable law, and (e) take no action which would cause any such Employee Benefit Plan to fail to meet any qualification requirement imposed by the Code.

Section 5.12 Further Documents. Borrower shall, at or prior to the Closing Date:

(a) cause Lender’s Lien to be noted on each document of ownership or title as to which evidence of Lender’s Lien is necessary or, in Lender’s or Lender’s counsel’s opinion,

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advisable to be shown in order to perfect Lender’s Lien on the Collateral covered by such document; and if reasonably practicable

(b) execute and deliver such financing statements, documents and instruments, and perform all other acts as the Lender deems reasonably necessary or desirable, to carry out and perform the intent and purpose of this Agreement, and pay, upon demand, all expenses (including reasonable attorney’s fees) incurred by the Lender in connection therewith.

Section 5.13 Life Insurance. Within 30 days of the Closing Date, Borrower shall obtain the Life Insurance and assign the same to Lender as collateral security hereunder pursuant to an Assignment of Life Insurance acceptable to Lender, and keep and maintain the Life Insurance in accordance with the terms hereof until all of the Obligations are satisfied and this Agreement is terminated.

Section 5.14 Trademarks, Copyrights and Other Intellectual Property. Promptly upon the filing by Borrower or any Subsidiary of any application for letters patent or the registration of any trademarks, trade names or copyrights, Borrower shall notify Lender in writing and furnish such documentation as Lender may request to perfect Lender’s security interest in such property.

Section 5.15 Other Information. Borrower shall furnish to the Lender such other financial and business information and reports in form and substance satisfactory to the Lender as and when the Lender may from time to time reasonably request.

Section 5.16 Board of Directors. For so long as (a) the Obligations, or (b) the Warrant or Capital Stock issued upon the exercise thereof remain outstanding and owned or held by Lender, Lender shall be entitled to designate one (1) Person as a member of the Board of Directors of Borrower and to attend the meetings of any committee thereof and Lender shall be entitled to receive at least ten (10) days’ prior written notice of all such meetings. Borrower shall promptly reimburse such member of the Board of Directors for all reasonable out-of-pocket expenses incurred in attending such meetings and legal expenses incurred in fulfilling the fiduciary or other duties and responsibilities of such member.

ARTICLE 6.

NEGATIVE COVENANTS

The Borrower covenant and agree with the Lender and warrants that, as long as the Loan or Warrant shall remain unpaid or unexercised, as the case may be:

Section 6.1 Limitations on Restricted Payments. Without the prior written consent of Lender, the Borrower shall not, at any time, enter into, participate in, or make any Restricted Payment.

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Section 6.2 Limitations on Indebtedness. The Borrower will not at any time create, incur or assume, or become or be liable (directly or indirectly) in respect of, any Indebtedness, other than:

(a) the Obligations incurred pursuant to this Agreement;

(b) the obligations incurred relative to the Senior Loan Documents and the Preferred Stock or permitted by the Senior Loan Documents;

(c) Guarantee Obligations permitted under Section 6.3 hereof;

(d) current liabilities of Borrower incurred in the ordinary course of business (i) not incurred through the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(e) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, worker’s compensation, materials and supplies to the extent any of the foregoing shall not otherwise be payable in accordance herewith;

(f) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(g) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(h) Indebtedness in respect of performance, surety, statutory, insurance, appeal or similar bonds obtained in the ordinary course of business;

(i) except to the extent prohibited by Section 6.6, Indebtedness of the Borrower incurred to refinance or replace Indebtedness of such Person permitted hereunder; provided, that (i) the principal amount (or committed principal amount) of such refinancing Indebtedness shall not exceed the outstanding principal amount (or committed principal amount) of the Indebtedness being refinanced, (ii) the terms of such refinancing are not more

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onerous taken as a whole to such Person than the terms of the Indebtedness being refinanced, and (iii) the Lender shall have consented to the incurrence of such refinancing Indebtedness; and

(j) Indebtedness pursuant to the Purchase Agreement.

Section 6.3 Limitation on Guarantee Obligations. The Borrower shall not create, incur, assume or suffer to exist any Guarantee Obligation except in the ordinary course or for (i) product warranties; and (ii) return or replacement guaranties and similar assurances made by Borrower with respect to products sold to customers in the ordinary course of business and in accordance with the past practices of such Borrower.

Section 6.4 Limitation on Fundamental Changes. Borrower shall not merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in its business or its present method of conducting business as contemplated by the Acquisition Transaction.

Section 6.5 Limitation on Dispositions of Assets. Without the prior written consent of Lender, which shall not be unreasonably withheld, Borrower shall not convey, sell, lease, license, assign, transfer or otherwise dispose of a substantial part (more than ten percent (10%) in the aggregate during the term hereof) of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except for the sale of Inventory and obsolete Equipment or the disposal of de minimus amounts of Equipment and Inventory in the ordinary course of business and except for dispositions permitted under the definition of Restricted Payments.

Section 6.6 Limitation on Investments, Loans and Advances. Borrower shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) endorsement of negotiable instruments for collection in the ordinary course of business, (e) advances to employees for business travel and other expenses incurred in the ordinary course of business, (f) any extension of trade credit in the ordinary course of business and investments in customer accounts for Inventory sold or services rendered in the ordinary course of business, (g) any investments in cash equivalents, (h) investments received in connection with the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization, in each case,

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in settlement of delinquent obligations or disputes; and (i) transactions contemplated by, or required of Borrower, under the Purchase Agreement, Warrant Agreement or the Warrant.

Section 6.7 Limitation on Payments and Modifications of Debt Instruments. The Borrower shall not:

(a) make any optional payment or prepayment on any Indebtedness for Borrowed Money (other than Obligations under this Agreement and prepayments of accounts payable in the ordinary course of business to obtain discounts by the terms of payment); and

(b) amend, modify or change or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, any such Indebtedness for Borrowed Money, or any capital or finance lease obligations, without the consent of Lender.

Section 6.8 Limitation on Creation or Acquisition of Subsidiaries. Borrower will not create or form any new Subsidiary.

Section 6.9 Corporate Documents. Borrower shall not make any material change, amendment or modification to its Articles of Incorporation or By-Laws without the prior written consent of Lender.

Section 6.10 Dividends and Similar Transactions. Except as otherwise permitted under Section 6.1, Borrower shall not declare or pay any dividends or make any other payments on its capital stock; issue, redeem, repurchase or retire any of its capital stock; grant or issue any warrant, right or option pertaining thereto (except for stock options granted by Borrower to management employees not to exceed, in the aggregate, ten percent (10%) of the outstanding Capital Stock of Borrower on a fully-diluted basis at a price not less than the greater of fair market value at the time of issuance or as of the date hereof) or other security convertible into any of the foregoing except for such grants and issuances of Capital Stock or other securities convertible into Capital Stock in compliance with the terms of Warrant Agreement and Warrant; or make any distribution to its stockholders.

Section 6.11 Limitations on Management Fees. Neither Borrower nor any Subsidiary shall pay or obligate itself to pay, directly or indirectly, any management fee or similar compensation to any Person, or to any director, officer, shareholder or employee of such Person.

Section 6.12 Management Compensation. Neither Borrower nor any Subsidiary shall pay or enter into an agreement to pay any management employee of Borrower yearly Compensation in excess of the amounts set forth on Schedule 6.12. As used herein, “Compensation” shall mean all

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forms of direct and indirect remuneration and include, without limitation, salaries, commissions, bonuses, securities, property, insurance benefits, personal benefits and contingent forms of remuneration.

Section 6.13 Changes Relating to Indebtedness. Without the consent of Lender, such consent not to be unreasonably withheld, Borrower will not, and will not permit any of its Subsidiaries to change or amend the terms of (i) the Senior Debt if such change or amendment would have the effect of (a) increasing the rate of or changing the due dates of payment of interest payable with respect to any liability of the Borrower under the Senior Debt, or the amount of any fees payable under the Senior Debt, or require the Borrower to pay any additional fees under or with respect to the Senior Debt (other than ordinary and customary fees in connection with giving effect to amendments and waivers otherwise permitted by this Agreement), (b) shortening the maturity of or requiring the earlier payment of the Senior Debt, (c) imposing any additional prepayment obligations on the Borrower with respect to the Senior Debt, (d) increasing the aggregate principal amount of the Senior Debt, or (e) permitting the incurrence of additional indebtedness, or (ii) the Shareholders Agreement.

ARTICLE 7.

FINANCIAL COVENANTS

Section 7.1 Limitations on Capital Expenditures. The Borrowers shall not, without first obtaining the written consent of the Lender, make Capital Expenditures from the date hereof through the end of its first fiscal year or during any subsequent fiscal year in an aggregate amount greater than the amounts specified below:

Closing through end of first fiscal year:	$65,000
Second full fiscal year:	$135,000
Third full fiscal year: (and each full fiscal year thereafter)	$20,000

Section 7.2 Minimum EBITDA. On each time period set forth below, the Borrower shall not permit its Consolidated EBITDA to be less than the minimum amount set forth below:

TIME PERIOD	MINIMUM EBITDA
The Closing Date up to and including September 30, 2000	$250,000.00
October 1, 2000 up to and including December 31, 2000	$375,000.00
any period of twelve (12) consecutive months thereafter	$1,500,000.00

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Section 7.3 Senior Loan Agreement Covenants. Borrower shall comply with the covenants set forth in Section 3B of the Senior Loan Agreement, each of which is incorporated herein by reference.

ARTICLE 8.

CONDITIONS PRECEDENT

Section 8.1 Conditions Precedent to Initial Loan. The obligation of Lender to make the initial Loan to Borrower under this Agreement on the Closing Date is subject to the satisfaction of the following conditions precedent (in form, substance and action as is satisfactory to Lender, in its sole discretion):

(a) Certified Copies of Charter Documents. Lender shall have received from Borrower a copy, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of the charter or other organization documents and by-laws of Borrower as in effect on the Closing Date (together with all, if any, amendments thereto); and (ii) the charter or other organization documents of Borrower certified by the applicable Secretary of State;

(b) Proof of Appropriate Action. Lender shall have received from Borrower a copy, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of the records of all action taken by Borrower to authorize the Acquisition Transaction and the execution and delivery of this Agreement and any other agreements entered into on the Closing Date and to which it is a party or is to become a party as contemplated or required by this Agreement, and its performance of all of its agreements and obligations under each of such documents;

(c) Incumbency Certificates. Lender shall have received from Borrower an incumbency certificate, dated the Closing Date, signed by a duly authorized officer of Borrower and giving the name and bearing a specimen signature of each individual who shall

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be authorized (i) to sign, in the name and on behalf of Borrower this Agreement and each of the other Loan Documents to which such person is or is to become a party on the Closing Date, and (ii) to give notices and to take other action on behalf of Borrower under such documents;

(d) Representations and Warranties. Each of the representations and warranties made by and on behalf of the Borrower to the Lender in this Agreement and in the other Loan Documents shall be true and correct when made, shall, for all purposes of this Agreement, be deemed to be repeated on and as of the Closing Date, and shall be true and correct in all material respects on and as of such date;

(e) Loan Documents, Etc. The Subordinated Note and each of the other Loan Documents and Warrant and Warrant Agreement, shall have been duly and properly authorized, executed and delivered to the Lender by the respective party or parties thereto and shall be in full force and effect on and as of the Closing Date;

(f) Acquisition Transactions. Lender shall have received from Borrower certified copies of documents relative to the Acquisition Transaction, including, without limitation, the Purchase Agreement and all schedules thereto, as Lender may request and such documents shall be in form and substance satisfactory to Lender;

(g) Intercreditor Agreement. Lender shall have received the Intercreditor Agreement in form and substance satisfactory to Lender;

(h) Equity Contribution. Borrower shall have received (i) an equity contribution from Development Capital Ventures, L.P. satisfactory to Lender, in the aggregate amount of not less than One Million Three Hundred and 00/100 Dollars ($1,300,000.00) (ii) an equity contribution from William J. Roberts and other investors satisfactory to Lender in an aggregate amount of not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00), and evidence of such contributions shall have been delivered to Lender.

(i) Insurance. Lender shall have received evidence that Borrower’s properties and assets are fully insured in such amounts, against such risks, and with such insurers as may be reasonably satisfactory to Lender, with loss payable to Lender, together with the policies (containing a standard mortgagee clause, if appropriate) or certificates evidencing such insurance;

(j) Performance, Etc. Borrower shall have duly and properly performed, complied with and observed its covenants, agreements and obligations contained in each of

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the Loan Documents. No event shall have occurred on or prior to the Closing Date, and no condition shall exist on the Closing Date, which constitutes a Default or an Event of Default;

(k) Legal Opinion. The Lender shall have received a written legal opinion of counsel to Borrower, addressed to the Lender, dated the Closing Date, which shall be acceptable to the Lender;

(l) Mortgage and Title Insurance. The following documents each of which shall be executed (and, where appropriate, acknowledged) by Persons satisfactory to the Lender:

(i) the Mortgage, duly executed and delivered by Borrower (and where appropriate by the trustee thereunder) in recordable form (in such number of copies as the Lender shall have requested), together with such Uniform Commercial Code financing statements as may be needed in order to perfect the security interests granted by the Mortgage in any fixtures and other property therein described which may be subject to the Uniform Commercial Code, in each case appropriately completed and duly executed and in proper form for filing in all offices in which required;

(ii) with respect to the Real Estate covered by the Mortgage, an ALTA Standard Form title insurance policy issued by Chicago Title Insurance Company, (the “Title Company”), in an amount equal to Six Hundred Thousand and 00/100 Dollars ($600,000.00), insuring the validity and priority of the Liens created under the Mortgage, subject only to the encumbrances permitted by the Mortgage and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (Lender hereby agrees that the survey exception can be deleted after the Closing Date), shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to Lender in its reasonable discretion, and shall contain such endorsements and affirmative insurance as the Lender, in its discretion, may require.

Borrower shall have paid to the Title Company all expenses and premiums of the Title Company in connection with the issuance of such policies. In addition, Borrower shall have paid to the Title Company or the Lender’ an amount equal to all mortgage and mortgage recording taxes, intangibles taxes, stamp taxes and other taxes payable in connection with the execution and delivery of the Mortgage and the obligations secured thereby and the recording of the Mortgage in the appropriate land offices.

(m) Consents. The Lender shall have received from the Borrower copies of all consents necessary for the completion of the transactions contemplated by this Agreement.

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the Subordinated Note, each of the Loan Documents, and all Instruments and Documents incidental thereto;

(n) Financial Statements. The Lender shall have received from the Borrower the Financial Statements of Seller, Borrower and any Subsidiary and such other Financial Statements requested by Lender and Lender shall be satisfied with the results of all entities reflected therein;

(o) Legality of Transactions. It shall not be unlawful (a) for the Lender to perform any of its agreements or obligations under any of the Loan Documents to which the Lender is a party on the date of such Loan, or (b) for the Borrower and any Subsidiary to perform any of its respective agreements or obligations under any of the Loan Documents or the Acquisition Transaction to which they are a party on such date;

(p) Officer’s Certificate. Lender shall have received from Borrower a certificate dated as of the Closing Date, signed by a duly authorized officer on behalf of Borrower and certifying that all of the representations and warranties made by and on behalf of Borrower to Lender in this Agreement and in the other Loan Documents were true and correct in all material respects when made, and remain true and correct in all material respects on and as of the Closing Date;

(q) Due Diligence. Lender shall have conducted and completed due diligence on Borrower, Seller and the Acquisition Transaction to Lender’s full satisfaction;

(r) Post-Closing Availability. After giving effect to the consummation of the transactions contemplated hereby, by the Senior Loan Documents and by the Acquisition Transaction (including the payment of any fees and expenses associated therewith), the difference, as of the Closing Date, between (i) the lesser of (A) the Borrowing Base and (B) the Revolving Credit Commitment and (ii) the aggregate outstanding principal amount of the Revolving Loans as such terms are defined in the Senior Loan Agreement, shall be at least [Four Hundred Sixty Thousand and 00/100 Dollars ($460,000.00)]; and

ARTICLE 9.

EVENTS OF DEFAULT

Section 9.1 Payments. Failure by the Borrower to pay any Obligation within three (3) business days of when due and payable.

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Section 9.2 Representations and Warranties. Any representation or warranty made by the Borrower, or a Subsidiary, or any officer of Borrower, in this Agreement or in any Loan Document, including any certificate, document or financial or other statement furnished by Borrower at any time in connection herewith or therewith shall prove to have been untrue in any material respect.

Section 9.3 Covenants. Default by Borrower or any Subsidiary in the observance or performance of any covenant or agreement contained herein or in any Loan Document and, if such default is capable of being cured, and if such correction is being sought diligently, such default is not corrected within 30 days.

Section 9.4 Effectiveness of Loan Documents. Any Loan Document shall cease to be legal, valid, binding or enforceable in accordance with the terms thereof in any material respect, or any of the Liens intended to be created by any Loan Document ceases to be or are not valid and perfected liens having the priority contemplated thereby.

Section 9.5 Cross-Default to Other Indebtedness. Borrower shall default in any payment of principal of or interest on any of its Indebtedness in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) (other than any such default in respect of the Subordinated Note) or in the payment of any Guarantee Obligation relating to Indebtedness in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or the passage of time or both, if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable.

Section 9.6 Change of Control. Any Change of Control shall occur.

Section 9.7 Commencement of Bankruptcy or Reorganization Proceeding.

(a) Borrower shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or

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other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or

(b) There shall be commenced against Borrower any such case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

(c) There shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(d) Borrower shall suspend the operation of its business or take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in this Section 9.7; or

(e) Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

Section 9.8 Material Judgments. One or more judgments or decrees shall be entered against Borrower or any Subsidiary involving in the aggregate a liability (not covered by insurance) of Fifty thousand and 00/100 Dollars ($50,000,00) or more and all such judgments or decrees shall not have been vacated, satisfied, discharged or bonded pending appeal within thirty (30) days from the entry thereof.

Section 9.9 Remedies. Upon the occurrence of an Event of Default described in this Article 9, the Lender, at its option, may:

(a) declare the Obligations of the Borrower immediately due and payable, without presentment, notice, protest or demand of any kind for the payment of all or any part of the Obligations (all of which are expressly waived by the Borrower) and exercise all of its rights and remedies against the Borrower and any Subsidiary and any Collateral provided herein or in any other agreement among the Borrower and the Lender or any other party; and

(b) exercise all rights granted to a secured party under the Uniform Commercial Code or otherwise.

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Upon the occurrence of an Event of Default, the Lender may take possession of the Collateral, or any part thereof, and Borrower hereby grants the Lender authority to enter upon any premises on which the Collateral may be situated, and remove the Collateral from such premises or use such premises, together with the materials, supplies, books and records of the Borrower, to maintain possession and/or the condition of the Collateral and to prepare the Collateral for sale. The Borrower shall, upon demand by the Lender, assemble the Collateral and make it available at a place designated by the Lender which is reasonably convenient to all parties. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender will give the Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sales or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of the Borrower set forth in Section 11.3 hereof at least ten (10) days prior to the time of such sale or disposition.

Section 9.10 Set-off. The Lender shall have the right, without prior notice to the Borrower, as provided by applicable law, any such notice being expressly waived to the extent permitted by applicable law, to set-off and apply against any of the Obligations, whether matured or unmatured, any amount owing from the Lender to the Borrower at, or at any time after, the happening of any Event of Default, and such right of set-off may be exercised by the Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Lender prior to the making, filing or issuance, or service upon the Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.11 Rights Cumulative; Waiver. The rights, options and remedies of the Lender shall be cumulative and no failure or delay by the Lender in exercising any right, option or remedy shall be deemed a waiver thereof or of any other right, option or remedy, or waiver of any Event of Default hereunder, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The Lender shall not be deemed to have waived any of the Lender’s rights hereunder or under any other agreement, instrument or paper signed by Borrower unless such waiver shall be in writing and signed by the Lender

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ARTICLE 10.

COLLECTION OF COLLATERAL AND NOTICE OF ASSIGNMENT

Section 10.1 Notification of Debtors; Grant of Powers. Lender shall have the right at any time after the occurrence of an Event of Default to notify Account Debtors of its security interest in the Accounts and to require payments to be made directly to the Lender at such address or in such manner as the Lender may deem appropriate. Upon request of the Lender at any time after the occurrence of an Event of Default, the Borrower will so notify the Account Debtors and will indicate on all billings to the Account Debtors that the Accounts are payable to the Lender. To facilitate direct collection, Borrower hereby appoints the Lender and any officer or employee of the Lender as the Lender may from time to time designate, as attorney-in-fact for Borrower if after the occurrence of an Event of Default to (a) receive, open and dispose of all mail addressed to Borrower and take therefrom any payments on or proceeds of Accounts, (b) take over the Borrower’s post office boxes or make other arrangements, in which the Borrower shall cooperate, to receive the Borrower’s mail, including notifying the post office authorities to change the address for delivery of mail addressed to Borrower to such address as the Lender shall designate, (c) endorse the name of Borrower in favor of the Lender upon any and all checks, drafts, money orders, notes, acceptances or other evidences or payment or Collateral that may come into the Lender’s possession, (d) sign and endorse the name of Borrower on any invoice or bill of lading relating to any of the Accounts, on verifications of Accounts sent to any Account Debtor, to drafts against Account Debtors, to assignments of Accounts and to notices to Debtors, and (e) do all acts and things necessary to carry out this Agreement, including signing the name of the Borrower on any instruments required by law in connection with the transactions contemplated hereby and on Financing Statements as permitted by the Uniform Commercial Code. The Borrower hereby ratifies and approves all acts of such attorneys-in-fact, and neither the Lender nor any other such attorney-in-fact shall be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law, excluding acts of the Lender or such attorney-in-fact that are willful, malicious or grossly negligent. This power, being coupled with an interest, is irrevocable if after the occurrence of an Event of Default so long as any of the Obligations remain unsatisfied.

Section 10.2 Disclaimer of Liability. The Lender shall not, under any circumstances, be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any Accounts or any instruments received in payment thereof or for any damage resulting therefrom, unless caused by the Lender’s willful, malicious or grossly negligent acts. Lender may, without notice to or consent from the Borrower, sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any securities, instruments or insurance applicable thereto and/or release the obligor thereon. Lender is authorized to accept the return of the goods represented by any of the Accounts, without notice to or consent by the Borrower, or without discharging or in any way

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affecting the Obligations hereunder. The Lender shall not be liable for or prejudiced by any loss, depreciation or other damage to Accounts or other Collateral unless caused by the Lender’s willful, malicious or grossly negligent act, and the Lender shall have no duty to take any action to preserve or collect any Account or other Collateral.

ARTICLE 11.

MISCELLANEOUS

Section 11.1 Amendments and Waivers. The Borrower and the Lender may amend this Agreement, the Subordinated Note, or the other Loan Documents to which they are parties, and the Lender may waive future compliance by the Borrower with any provision of this Agreement, the Subordinated Note, or such other Loan Documents, but no such amendment or waiver shall be effective unless in a written instrument executed by an authorized officer of the Lender and Borrower and provided any such amendment does not violate the terms of the Intercreditor Agreement.

Section 11.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.3 Notices. All notices, consents, requests and demands to or upon the respective parties hereto shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of facsimile, telex or telegraphic notice, when sent, addressed as follows:

If to the Lender:	The HillStreet Fund, L.P.
300 Main Street
Cincinnati, Ohio 45202
Telephone: (513) 412-3682
Facsimile: (513) 412-3680
Attention: John P. Vota

SUBORDINATED LOAN AND SECURITY AGREEMENT

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With a copy to:	Keating, Muething & Klekamp, P.L.L.
1400 Provident Tower
Cincinnati, Ohio 45202
Telephone: (513) 579-6595
Facsimile: (513) 579-6457
Attention: Timothy B. Matthews, Esq.,

If to the Borrower:	WR Acquisition, Inc.
662 Wolf Ledges Parkway
Akron, Ohio 44311
Attention: Steven Runkle

With a copy to:	Richard D. Rose, Esq
Buchanan Ingersoll
301 Grant Street
One Oxford Center
Pittsburgh, PA 15219

Notices of changes of address shall be given in the same manner.

Section 11.4 Power of Attorney. Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact after the occurrence of an Event of Default for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and this Agreement is terminated.

Section 11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and its respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed.

Section 11.6 Assignment; Participation. Lender may assign, or sell a participation interest in, its rights and obligations under this Agreement, the Subordinated Note and the other Loan Documents only with the prior written consent of Borrower, such consent not to be unreasonably withheld or delayed. In the case of an assignment, upon receipt of notice of such assignment, Borrower shall deliver such documents necessary to evidence or perfect such assignment. Any such assignee shall be deemed a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such agreement, such assignee shall have the rights and obligations of a Lender hereunder.

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Section 11.7 Expenses. Borrower shall be responsible for payment of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the making of the Loan hereunder, including the reasonable fees and expenses of the Lender’s counsel, and for all UCC search, filing, recording and other costs connected with the perfection of the Lender’s security interest in the Collateral, (excluding any stamp, excise, or mortgage tax, levy or other taxes payable in connection with the consummation of the transactions contemplated hereby), whether or not the transactions contemplated hereby are consummated.

Section 11.8 Post-Closing Expenses and Collection. All costs and expenses incurred by the Lender after the closing of the transactions contemplated by this Agreement, in the administration of the Loan, Warrant Agreement or Warrant, and to obtain, enforce or preserve the security interests granted by this Agreement and to collect the Obligations, all reasonable costs to maintain and preserve the Collateral and all reasonable attorneys’ fees and legal expenses incurred in obtaining or enforcing payment of any of the Obligations or foreclosing the Lender’s security interest in any of the Collateral, whether through judicial proceedings or otherwise, or in enforcing or protecting its right’s and interests under this Agreement or under any other instrument or document delivered pursuant hereto, or in protecting the rights of any holder or holders with respect thereto, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, shall be paid by the Borrower to the Lender, upon demand, or, at the Lender’s election, charged to the Borrower’s account and added to the Obligations, and the Lender may take judgment against the Borrower for all such costs, expense and fees in addition to all other amounts due from the Borrower hereunder.

Section 11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 11.10 Governing Law; Jurisdiction and Venue. THE LENDER ACCEPTS THIS AGREEMENT AT CINCINNATI, OHIO BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN BORROWER, LENDER, OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE SUBSTANTIVE INTERNAL LAWS AND STATUTES OF LIMITATION (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF OHIO.

The Lender and Borrower hereby designate all courts of record sitting in Cincinnati, Ohio, both state and federal, as forums where any action, suit or proceeding in respect of or arising out of

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this Agreement, the Subordinated Note, Loan Documents, or the transactions contemplated by this Agreement shall be prosecuted as to all parties, its successors and assigns, and by the foregoing designations the Lender and Borrower consent to the jurisdiction and venue of such courts. Borrower WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN THE STATE OF OHIO FOR THE PURPOSES OF LITIGATION TO ENFORCE SUCH OBLIGATIONS OF SUCH BORROWER.

Section 11.11 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE LENDER TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ARISING IN ANY WAY FROM THE OBLIGATIONS.

Section 11.12 Other Waivers. Borrower waives notice of nonpayment, demand, notice of demand, presentment, protest and notice of protest with respect to the Obligations, or notice of acceptance hereof, notice of Loan made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

Remainder of page intentionally left blank Signature pages follow

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IN WITNESS WHEREOF, the parties have duly executed this Subordinated Loan and Security Agreement by their duly authorized officers as of the date first above written.

BORROWER:

WR ACQUISITION, INC.

By:	/s/ William J. Roberts
Name:	William J. Roberts
Title:	President

LENDER:

THE HILLSTREET FUND, L.P.

By:	HillStreet Capital, Inc.
Its:	Investment Manager

By:	/s/ John P. Vota
Name:	John P. Vota
Title:	EVP

SUBORDINATED LOAN AND SECURITY AGREEMENT

WR ACQUISITION, INC.